Exhibit 10.11

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT dated Feb 25th, 2021 is between:

Snow Lake Resources Ltd., a company incorporated under the laws of Manitoba and having its head office at 242 Hargrave St #1700, Winnipeg, MB R3C 0V1 Canada

(the “Corporation”)

AND

Finterra Consulting Inc, a Company incorporated under the laws of Canada and having its head office at Oakville, Ontario

(the “Consultant”)

BACKGROUND

The Corporation wishes to have the Consultant perform the Services and the Consultant wishes to perform the Services for the Corporation upon the terms and conditions of this Agreement. This Agreement is valid for 3 months and needs renewal in writing by both parties hereto before the 1st of every quarter, starting June 1, 2021.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

PART 1
INTERPRETATION

1.1	Definition.

(a)	“Agreement” means collectively this Agreement and the following schedules:

(i)	Schedule A - Scope of Services

(ii)	Schedule B - Remuneration and Payment

PART 2
SERVICES

2.1	Services. The Consultant will provide to the Corporation all of the services set out in Schedule A (the “Services”). The Consultant agrees to perform the Services in accordance with this Agreement and in accordance with any additional instructions which may be given by Derek Knight or Philip Gross from time to time.

2.2	Timing. The Consultant agrees to diligently perform the Services in accordance with any specific time requirements set out in the Schedules or, in the absence of any specific time requirements, in accordance with the Corporation’s reasonable requirements communicated to the Consultant from time to time by Derek Knight or Philip Gross. Unless otherwise specified in the Schedules, all Services will be performed during the normal business hours of the Corporation.

2.3	Standards. The Consultant will perform the Services in accordance with the standards of care, skill and diligence of an experienced professional in the Consultant’s field and in a competent and efficient manner.

2.4	Revisions. The Corporation will be entitled, upon giving written notice to the Consultant, to request changes in, additions to or deletions from the Services without invalidating this Agreement, provided that the nature and scope of Services remain generally consistent with the nature and scope of services identified on Schedule A. The Corporation and the Consultant will agree on any necessary change to any time or payment requirements set out in the Schedules and will execute an amendment evidencing those changes. This Agreement may not be amended in any manner unless the amendment is in writing and signed by both the Corporation and the Consultant.

PART 3
REMUNERATION AND PAYMENT

3.1	Price. In consideration for the performance of the Services in accordance with this Agreement, the Corporation will pay the Consultant the remuneration set out in Schedule B, in accordance with the terms of Schedule B.

3.2	Expenses. The Corporation will not reimburse the Consultant for any cost or expenses incurred by the Consultant in the performance of the Services unless specifically permitted in Schedule B.

PART 4
CONFIDENTIALITY

4.1	Confidential Information. For the purpose of this Agreement, “Confidential Information” means all technical, corporate, financial, economic, legal or other information or knowledge generally concerning the Corporation or any of its affiliates, subsidiaries or other parties in which it has an ownership interest, or specifically concerning the Services, whether disclosed orally, or in the form of written material, computer data or programs, and includes information respecting models, mechanisms, processes, photographs, intellectual property, know-how, trade secrets or otherwise, however obtained, and whether obtained before or after the execution of this Agreement, but does not include information that:

(a)	is disclosed lawfully to the Consultant by a third party who has no obligation of confidentiality to the Corporation with respect to the disclosed information:

(b)	is or becomes generally known to the public, other than by a breach by the Consultant of its obligations under this Agreement; or

(c)	is already known by the Consultant before disclosure by the Corporation under this Agreement, as evidenced by the written records of the Consultant, and which is not the subject of a previous confidentiality agreement between the parties.

4.2	Confidentiality. The Consultant will maintain the Confidential Information in strict confidence and will not disclose that information to any other party, except with the prior written consent of the Corporation, and, if requested by the Corporation, the Consultant will cause such party to execute and deliver to the Corporation a written confidentiality agreement in favour of the Corporation upon the terms and conditions substantially as set out in this section and as approved in writing by the Corporation.

4.3	Return of Confidential Information. Upon termination of this Agreement or otherwise upon the request of the Corporation, the Consultant will deliver to the Corporation all copies, whether written, in the form of computer data or otherwise, of all Confidential Information in the possession of the Consultant or other parties to whom the Consultant has provided Confidential Information. Neither the Consultant nor any parties to whom the Consultant has provided Confidential Information will retain copies of any Confidential Information.

PART 5
INTELLECTUAL PROPERTY

5.1	Ownership of Work Product. The product of the Services provided by the Consultant under this Agreement (“Work Product”) will be the sole and exclusive property of the Corporation. Without limiting the generality of the foregoing, the Corporation will be the sole owner of all rights in and to the Work Product including patents, trade secret rights, copyright and other proprietary rights, whether or not those rights are now existing or come into existence hereafter and whether those rights are now known, recognized or contemplated. The Consultant will not, upon completion of the Services, retain copies of any kind of the Work Product. The Consultant will keep the Work Product strictly confidential and will not be entitled to sell, or otherwise transfer, the Work Product to any third party or make any use whatsoever of the Work Product.

5.2	No Infringement. The Services will be developed by the Consultant specifically for the Corporation. Neither the Services nor the Work Product will infringe upon any patent, copyright, licence, trade secret or other proprietary right of any third party. The Consultant will indemnify and hold the Corporation free and harmless from any cost (including legal fees on a solicitor and own client basis), expense, loss, obligation or damage suffered or incurred by the Corporation as a result of any suit, proceeding or otherwise to the extent that they are based upon a claim that any portion of the Services or Work Product infringes any patent, copyright, licence, trade secret or other right.

5.3	Further Assurances. The Consultant will execute all documentation and take all further actions as the Corporation may request to implement and carry out the intent of this Agreement and, in particular, to ensure that the sole and exclusive ownership of the Work Product resides with the Corporation and to allow the Corporation to obtain and maintain protection of intellectual property rights in the Work Product.

PART 6
TERMINATION

6.1	Termination for Default. Failure of the Consultant to perform any of its obligations under this Agreement will entitle the Corporation, without limiting any other rights or remedies the Corporation may have, to immediately terminate without penalty all or a part of this Agreement.

6.2	Termination Other than for Default. In the absence of and without reliance by the Corporation on any default by the Consultant, the Corporation may terminate for any reason any portion of the Services to be performed under this Agreement or may terminate this Agreement in its entirety, at any time upon one (1) month prior written notice to the Consultant.

6.3	Either Party may terminate this Contract at any time by giving to the other party a written notice of 30 days.

6.4	Payment upon Termination. Upon termination of this Agreement, the Corporation will pay all amounts due and owing to the Consultant for Services performed to the date of termination pursuant to the requirements in Schedule B. Despite the foregoing, the Corporation will be entitled to deduct from amounts due and owing to the Consultant the amounts any advances the Corporation might have previously granted to the Consultant.

6.5	Delivery Upon Termination. In addition to the requirement to return Confidential Information under section 4.3 of this Agreement and the requirement to deliver all Work Product and other deliverables called for by any of the Schedules, the Consultant will, upon termination of this Agreement for any reason or upon completion of the Services, return to the Corporation all data and materials supplied by the Corporation to the Consultant and, if software forms any part of the Work Product, will provide to the Corporation all source code for that software. If this Agreement is terminated for any reason prior to completion of the Services, the Consultant will provide to the Corporation all Work Product (and in the case of software all source code) completed to the date of termination and all work in progress, documentation, notes and other materials relating to the Services.

6.6	Survival of Obligations. The provisions of Part 4 and Part 5 will survive any termination of this Agreement.

PART 7
MISCELLANEOUS

7.1	Subcontractors. The Consultant may not subcontract any part of the Services unless the Consultant obtains the Corporation’s prior written consent to the proposed subconsultant and to the Services to be subcontracted.

7.2	Reporting. The Consultant is to keep the CEO, COO and the Board of SLR, or a party that has been given the authority to act on behalf of the CEO, COO and the Board of SLR fully informed at all times of all material activities, as well as take direction from the same.

7.3	Independent Contractor. The Consultant is an “independent contractor” and is not an agent, servant or employee of the Corporation and, as such, save as required by law, there shall be no deductions for any statutory withholdings such as income tax, Canada Pension Plan, unemployment insurance or worker’s compensation.

7.4	Right to Require Strict Performance. A party’s right to require strict performance of the obligations of the other party under this Agreement will not be extinguished or impaired by the waiver of any default under this Agreement unless the waiver is in writing and is signed by a duly authorized representative of the waiving party, and that waiver will not affect the rights of the waiving party in respect of any other or future default.

7.5	Notices. In this Agreement:

(a)	any notice or communication required or permitted to be given under the Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by electronic mail or mailed by prepaid registered post in Canada, to the address of each Party set out below:

(i)	if to the Corporation:

Attention:
Email:

(ii)	if to the Consultant:

Attention :	Mario A. Miranda
Email:	mmiranda@finterra.ca

or to such other address as a party may designate in the manner set out above;

(b)	notice or communication will be considered to have been received:

(i)	if delivered by hand during business hours on a business day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next business day;

(ii)	if sent by electronic mail during business hours on a business day, on the day of transmission, and if not transmitted during business hours, on the next business day; and

(iii)	if mailed by prepaid registered post in Canada, upon the fifth business day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by electronic mail.

(c)	For the purposes of this Agreement “business day” means a day or days which are not a Saturday or defined as a “holiday” under the Interpretation Act (Alberta) as amended or substituted from time to time.

7.6	Approvals. Any direction given by the Corporation concerning the performance of the Services or any review or approval by the Corporation of any Services or any Work Product will not relieve the Consultant from its responsibilities, obligations or liabilities as set out in this Agreement.

7.7	Law. This Agreement will be governed by the laws of the province of Ontario. Each party attorns irrevocably and unconditionally to the non-exclusive jurisdiction of the courts of the province of Alberta, and to courts to which appeals therefrom may be taken, in respect of all actions, causes of action, suits and proceedings arising out of or relating to this Agreement.

7.8	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous discussions, negotiations and agreements.

7.9	Rights and Remedies. Any rights and remedies of a party specified in this Agreement are in addition to, and not in substitution for, or in any manner limiting, the rights and remedies of that party available at law or in equity.

7.10	Assignment. The Consultant will not assign the whole or any part of this Agreement without the Corporation’s prior written consent, which consent may be given or withheld in the sole discretion of the Corporation.

7.11	Binding Agreement. This Agreement will bind and benefit the Corporation and the Consultant and their respective successors and permitted assigns.

[Intentionally left blank. Signature page to follow.]

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date appearing below.

SNOW LAKE RESOURCES LTD..

By:

Philp Gross – CEO, Snow Lake Resources Ltd..

Dated:

Mario Miranda – President Finterra Consulting Inc.

Dated:

Schedule a
SCOPE OF SERVICES

Bookkeeping services

Drafting the Company’s period-end “prepared by management” financial statements for review and approval by the management of the Company

Assisting in the preparation of the period-end “prepared by management” Management Discussion and Analysis for review and approval by the management of the Company

Liaison with the auditors at year-end including the preparation of working papers to facilitate a smooth, clean year-end audit

Liaison with the Company’s largest shareholder every quarter to assist them with the required working documents to allow them to submit their financials. This must be done in the first 3-4 days of each quarter and first two weeks of each year end

Cooperate with the Company’s largest shareholder in a timely manner for matters related to the financial reporting of the Company on their financials

Reply in a timely manner to all inquiries regarding various accounting, compliance and general business matters

Prepare Flow Through filings, as well as assisting the company with determining eligible expenses and working with the tax advisors to meet the documentation requirements and timelines for filing

Working with tax consultant to ensure tax returns and filings are handled on time and as required

Prepare and file GST / HST filings quarterly

Provide advice on structuring or corporate planning as needed

All other services that are customarily provided by a person or persons in the position of chief financial officer

Schedule b
REMUNERATION AND PAYMENT

A.	REMUNERATION

1.	Fees

The Corporation will pay the Consultant for the performance of the Services at the monthly rate of $4,000.00 (Four Thousand) per month, plus applicable HST. No increase in the monthly rate will be permitted without the prior written consent of the Corporation.

2.	1 Month Validity

This agreement is a three month’s contract with the initial term ending on May 31th, 2021. Thereafter automatically becoming a recurring one month contract until termination.

B.	PAYMENT

1.	Invoices

The Consultant will submit to the Corporation monthly invoices in respect of fees for the Services and Expenses, in each case in reasonable detail. Each invoice must be dated the last day of the calendar month and must be submitted not later than the 10th day of the following month. Invoices will be accompanied by:

(a)	the Expenses incurred in the month. All claims for Expenses will be accompanied by invoices or other documentation reasonably required by the Corporation; and

(b)	such other information as the Corporation may require.

2.	Date of Payment

Invoiced amounts are due and payable by the Corporation as follows:

●	50% of the invoice on receipt;

●	50% of the invoice within 30 days from the earlier of:

o	The closing of any financing that the company might have subsequent to the date of this contract or;

o	The termination of this contract or;

o	The expiry date of this contract.

At the Company’s discretion, the accrued amount can be settled with the equivalent value of shares or paid as cash.